Exhibit 5.2

Suite 3000
79 Wellington St. W.
Box 270, TD Centre
Toronto, Ontario
M5K 1N2 Canada
Tel	416.865.0040
Fax	416.865.7380

www.torys.com

January 31, 2020

Brookfield Asset Management Inc.

Brookfield Finance Inc.

Brookfield Place

181 Bay Street, Suite 300

P.O. Box 762

Toronto, Ontario M5J 2T3

Canada

Ladies and Gentlemen:

RE: REGISTRATION STATEMENT ON FORM F-10

We hereby consent to the references to our firm name in the prospectus filed as part of this registration statement on Form F-10 of Brookfield Asset Management Inc. and Brookfield Finance Inc. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

/s/ Torys LLP